Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-102805) pertaining to the Capital Accumulation Plan of Rochelle Foods, LLC, a wholly owned subsidiary of Hormel Foods Corporation, of our report dated April 25, 2014 ,with respect to the financial statements and supplemental schedule of the Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended October 27, 2013.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 25, 2014